UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 7, 2014

PMC-Sierra, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19084	94-2925073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Bordeaux Drive

Sunnyvale, CA 94089

(Address of principal executive offices, including zip code)

(408) 239-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 7, 2014, the Company entered into a new Executive Employment Agreement (the “Agreement”), effective as of April 28, 2014, with its Chief Executive Officer, Gregory Lang, in connection with the expiration of the prior Amended and Restated Executive Employment Agreement (the “Prior Agreement”) effective as of February 22, 2012 between the Company and Mr. Lang. The material terms of the Agreement are substantially similar to the terms of the Prior Agreement, as described more fully below.

Executive Employment Agreement

Pursuant to the Agreement, Mr. Lang will continue to serve as the Company’s President and Chief Executive officer until April 27, 2017, unless earlier terminated pursuant to the terms of the Agreement. Mr. Lang will receive an annual base salary of $660,000. Mr. Lang will be eligible to participate in the Company’s Short Term Incentive Program (“STIP”) at a target award level of 110% of his annual base salary for 2014, based upon the achievement of certain corporate and individual performance objectives. Base salary and the STIP bonus target are reviewed annually and adjusted as may be determined by the Board or the Compensation Committee of the Board.

If the Company terminates Mr. Lang’s employment without Cause (as defined in the Agreement), or Mr. Lang terminates his employment for Good Reason (as defined in the Agreement) or by reason of a Constructive Termination (as defined in the Agreement) not associated with a Change in Control (as defined in the Agreement), subject to certain conditions, Mr. Lang will receive a cash payment equal to the aggregate of (a) one year of Mr. Lang’s then current base salary and (b) the sum of (i) the most recent mid-year bonus amount and (ii) the most recent year-end bonus amount, in either case, as defined under and paid to Mr. Lang pursuant to STIP. Subject to certain conditions, the Company will also continue to provide health care coverage for Mr. Lang and his eligible dependents for 12 months. Further, Mr. Lang will receive accelerated vesting by 18 months of outstanding equity awards (options and restricted stock units) held on the date of Separation from Service (as defined in the Agreement), provided that performance-based equity awards will be treated as set forth in the applicable award agreement, and Mr. Lang will have 12 months from his Separation from Service to exercise all options that are vested as of the Separation from Service (after giving effect to the 18 months’ acceleration), or the remaining term of the option, whichever is shorter. Subject to certain conditions, the Company will also continue to provide health care coverage for Mr. Lang and his eligible dependents for 12 months.

If in connection with a Change in Control, the Company terminates Mr. Lang’s employment without Cause or Mr. Lang terminates his employment for Good Reason or by reason of a Constructive Termination, Mr. Lang will receive a cash payment equal to 2 times his then-current base salary, a cash payment equal to the total of bonuses received by Mr. Lang for last STIP periods totaling 12 months preceding his termination date, accelerated vesting of all equity awards (options and restricted stock units) that are unvested as of the Separation from Service, and 12 months from Mr. Lang’s Separation from Service to exercise all vested options or the remaining term of the option, whichever is shorter. Subject to certain conditions, the Company will also continue to provide health care coverage for Mr. Lang and his eligible dependents for 12 months.

The foregoing summary of the Executive Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Executive Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference in its entirety.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The matters voted upon at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) held on May 8, 2014 and the results of such voting are set forth below:

Proposal 1: Election of eight directors to serve until the 2015 Annual Meeting of Stockholders of the Company:

Name of Director	Votes For	Votes Against	Votes Abstaining	Broker Non-Vote
Richard E. Belluzzo	150,644,350	5,021,891	74,476	22,331,664
Michael R. Farese	154,186,552	1,514,352	39,813	22,331,664
Jonathan J. Judge	154,959,351	741,384	39,982	22,331,664
Kirt P. Karros	155,109,590	595,789	35,338	22,331,664
Michael A. Klayko	155,010,414	654,828	75,475	22,331,664
William H. Kurtz	150,113,156	5,588,626	38,935	22,331,664
Gregory S. Lang	154,977,677	729,230	33,810	22,331,664
Richard N. Nottenburg	150,171,221	5,534,781	34,715	22,331,664

All director nominees were duly elected.

Proposal 2: Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors:

Votes For	Votes Against	Votes Abstaining	Broker Non-Vote
176,992,680	1,003,808	75,893	22,331,664

Proposal 2 was approved.

Proposal 3: Approval, in a non-binding vote, of the compensation of the Company’s named executive officers as described in the proxy statement:

Votes For	Votes Against	Votes Abstaining	Broker Non-Vote
154,379,378	1,215,563	145,776	22,331,664

Proposal 3 was approved.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement by and between PMC-Sierra, Inc. and Gregory S. Lang, effective as of April 28, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMC-Sierra, Inc.

By:	/s/ Alinka Flaminia
Alinka Flaminia Vice President, General Counsel, Corporate Secretary

Date: May 9, 2014

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